Exhibit 99.1 - Earnings Release – First fiscal quarter ended December 30, 2012.
201 N. Harrison St.
Davenport, IA 52801
lee.net

NEWS RELEASE

Lee Enterprises reports earnings for first fiscal quarter

DAVENPORT, Iowa (January 22, 2013) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 51 markets, today reported preliminary(1) earnings of 28 cents per diluted common share for its first fiscal quarter ended December 30, 2012, compared with 32 cents a year ago. Excluding unusual matters, adjusted earnings per diluted common share(2) totaled 20 cents, compared with earnings of 37 cents a year ago, primarily due to higher interest cost in the current year quarter.

“Lee continues to post strong cash flow and reduce debt ahead of schedule as we build on our ability to resume revenue growth,” said Mary Junck, chairman and chief executive officer. She also noted:

•	Mobile advertising revenue continues to grow at a rapid pace, up 147% in the quarter to $1.3 million.

•	All Lee markets plan to introduce the Google DoubleClick advertising platform in the March quarter, further expanding effectiveness for digital advertisers.

•	Paid content initiatives have been introduced in nearly all markets and are receiving good reception. Circulation revenue, which includes digital subscriptions, increased 3.9% in the quarter.

•
Lee reduced cash costs 3.7% in the quarter compared with a year ago, a result of improved efficiencies through an ongoing transformation of business models. Lee now expects operating expenses, excluding depreciation, amortization and unusual matters, to be down 3.5% to 4.5% for the year, which is improved from previous guidance.

•	Debt payments totaled $29.0 million in the quarter, reducing the balance to $916.9 million, and keeping Lee more than a year ahead of projections in reducing debt.

FIRST QUARTER OPERATING RESULTS(3)

Operating revenue for the 13 weeks ended December 30, 2012, totaled $185.5 million, a decrease of 3.4% compared with a year ago. Combined print and digital advertising revenue decreased 6.3% to $128.7 million, with retail advertising down 3.8%, classified down 7.7% and national down 24.2%. Combined print and digital classified employment revenue decreased 8.9%, while automotive decreased 6.9%, real estate decreased 11.5% and other classified decreased 5.9%. Digital advertising revenue on a stand-alone basis increased 4.8% to $16.3 million. Print advertising revenue on a stand-alone basis decreased 7.7%. Circulation revenue increased 3.9%.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 4.0%. Compensation decreased 4.9%, with the average number of full-time equivalent employees down 8.1%. Newsprint and ink expense decreased 13.1%, a result of a reduction in newsprint volume of 12.6%. Other operating expenses decreased 0.6%.

Operating cash flow(4) decreased 2.8% from a year ago to $51.5 million. Operating cash flow margin increased to 27.8% from 27.6% a year ago. Including equity in earnings of associated companies,

depreciation and amortization, as well as unusual matters in both years, operating income increased 1.2% to $39.3 million in the current year quarter, compared with $38.8 million a year ago. Non-operating expenses increased 11.6% due to higher interest rates on debt, partially offset by a $6.9 million gain on sale of an investment. As previously reported, the Company completed the sale of the North County Times in the quarter, resulting in a gain of $1.2 million after income taxes, which is included in discontinued operations. Income attributable to Lee Enterprises, Incorporated for the quarter totaled $14.6 million, the same as a year ago.

ADJUSTED EARNINGS AND EPS

The following table summarizes the impact from unusual matters on income attributable to Lee Enterprises, Incorporated and income per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	December 30 2012		December 25 2011
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	14,566	0.28	14,554	0.32
Adjustments:
Debt financing and reorganization costs	47		3,265
Gain on sale of investment	(6,909)		—
Other, net	2,424		155
	(4,438)		3,420
Income tax effect of adjustments, net, and other unusual tax matters	1,553		(1,193)
	(2,885)	(0.06)	2,227	0.05
Unusual matters related to discontinued operations	(1,167)	(0.02)	25	—
Income attributable to Lee Enterprises, Incorporated, as adjusted	10,514	0.20	16,806	0.37

DEBT AND FREE CASH FLOW(5)

Debt was reduced $29.0 million in the quarter. Free cash flow from continuing operations(3) totaled $30.9 million for the quarter, compared with $28.7 million a year ago. An increase in interest expense in the current year quarter adversely impacted free cash flow, while debt financing and reorganization costs reduced prior year results. Absent a significant increase in LIBOR, Lee expects financial expense to begin to decline in the June 2013 quarter due to lower debt balances and cycling of interest rate changes. Free cash flow in the 53 weeks ended December 2012 totaled $56.5 million, net of $22.2 million of debt financing and reorganization costs paid. Liquidity at the end of the quarter totaled $50.2 million, compared to required debt payments of $14.9 million in the next 12 months.

NYSE LISTING STANDARDS

The New York Stock Exchange has returned Lee to full compliance with its continued listing standards. In the notification letter, the NYSE noted Lee's “consistent positive performance with respect to the original business plan submission and the achievement of compliance with the NYSE's minimum market capitalization and stockholders' equity requirement.” Lee returned to compliance with the NYSE minimum price standard in February 2012 after completing its debt refinancing.

SALE OF THE GARDEN ISLAND

Lee has entered into an agreement to sell The Garden Island newspaper and digital operations based in Lihue, HI to Oahu Publications, Inc. for $2 million. The transaction, which is subject to customary closing conditions, is expected to be completed in February.

The Garden Island serves the island of Kauai with daily and Sunday editions, along with web, mobile and tablet news and advertising at www.kauaiworld.com. For the 53 weeks ended December 30, 2012 The Garden Island had revenue of $3.4 million and operating cash flow, excluding unusual matters, of $0.1 million. Sales proceeds will be used to reduce debt.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 47 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.2 million daily and 1.4 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 21.5 million unique visitors in December 2012. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	13 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	December 30 2012	December 25 2011	Percent Change

Advertising revenue:
Retail	84,923	88,261	(3.8)
Classified:
Employment	7,717	8,472	(8.9)
Automotive	9,320	10,013	(6.9)
Real estate	4,680	5,290	(11.5)
All other	11,715	12,445	(5.9)
Total classified	33,432	36,220	(7.7)
National	7,674	10,126	(24.2)
Niche publications	2,661	2,715	(2.0)
Total advertising revenue	128,690	137,322	(6.3)
Circulation	46,226	44,506	3.9
Commercial printing	3,305	3,064	7.9
Other	7,238	7,150	1.2
Total operating revenue	185,459	192,042	(3.4)
Operating expenses:
Compensation	66,435	69,839	(4.9)
Newsprint and ink	12,247	14,086	(13.1)
Other operating expenses	54,468	54,821	(0.6)
Workforce adjustments	803	298	NM
	133,953	139,044	(3.7)
Operating cash flow	51,506	52,998	(2.8)
Depreciation	5,526	6,041	(8.5)
Amortization	9,704	10,924	(11.2)
Equity in earnings of associated companies	3,045	2,812	8.3
Operating income	39,321	38,845	1.2

CONSOLIDATED STATEMENTS OF INCOME, continued

	13 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	December 30 2012	December 25 2011	Percent Change

Non-operating income (expense):
Financial income	80	55	45.5
Financial expense	(23,466)	(12,752)	84.0
Debt financing costs	(47)	(2,024)	(97.7)
Other, net	7,007	—	NM
	(16,426)	(14,721)	11.6
Income before reorganization costs and income taxes	22,895	24,124	(5.1)
Reorganization costs	—	1,241	NM
Income before income taxes	22,895	22,883	0.1
Income tax expense	9,379	8,477	10.6
Income from continuing operations	13,516	14,406	(6.2)
Discontinued operations, net of income taxes	1,167	218	NM
Net income	14,683	14,624	0.4
Net income attributable to non-controlling interests	(117)	(70)	NM
Income attributable to Lee Enterprises, Incorporated	14,566	14,554	0.1

Earnings per common share:
Basic:
Continuing operations	0.26	0.32	(18.8)
Discontinued operations	0.02	—	NM
	0.28	0.32	(12.5)

Diluted:
Continuing operations	0.26	0.32	(18.8)
Discontinued operations	0.02	—	NM
	0.28	0.32	(12.5)

Average common shares:
Basic	51,794	44,958
Diluted	51,854	44,958

FREE CASH FLOW FROM CONTINUING OPERATIONS

	13 Weeks Ended		53 Weeks Ended
(Thousands of Dollars)	12/30/2012	12/25/2011	December 30 2012

Operating income	39,321	38,845	103,296
Depreciation and amortization	15,411	17,145	64,906
Impairment of goodwill and other assets	—	—	1,388
Stock compensation	366	146	1,287
Financial income	80	55	261
Cash interest expense	(21,846)	(15,326)	(84,808)
Debt financing and reorganization costs paid	—	(10,136)	(22,164)
Cash income tax benefit (paid)	(240)	(132)	1,032
Non-controlling interests	(117)	(70)	(446)
Capital expenditures	(2,073)	(1,875)	(8,238)
Total	30,902	28,652	56,514

REVENUE BY REGION

	13 Weeks Ended
(Thousands of Dollars)	December 30 2012	December 25 2011	Percent Change

Midwest	116,734	122,043	(4.4)
Mountain West	36,108	37,436	(3.5)
West	13,112	13,748	(4.6)
East/Other	19,505	18,815	3.7
Total	185,459	192,042	(3.4)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	December 30 2012	December 25 2011

Cash	20,284	31,428
Debt (Principal Amount)	916,850	983,615

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended
	December 30 2012	December 25 2011	Percent Change

Capital expenditures (Thousands of Dollars)	2,073	1,875	10.6
Newsprint volume (Tonnes)	17,788	20,357	(12.6)
Average full-time equivalent employees	4,974	5,415	(8.1)
Shares outstanding (Thousands of Shares)	52,296	44,958	16.3

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for actual information.

(2)
Adjusted income and adjusted earnings per common share, which are defined as income attributable to Lee Enterprises, Incorporated and earnings per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature, are non-GAAP (Generally Accepted Accounting Principles) financial measures. Reconciliations of adjusted income and adjusted earnings per common share to income attributable to Lee Enterprises, Incorporated, and earnings per common share are included in a table accompanying this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(3)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been adjusted for comparative purposes, and the reclassifications have no impact on earnings.

Results of North County Times operations have been reclassified as discontinued operations for all periods presented. Results of The Garden Island have not been reclassified as discontinued operations.

(4)
Operating cash flow, which is defined as operating income before depreciation, amortization, impairment charges, curtailment gains and equity in earnings of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) are non-GAAP financial measures. See (2) above. Reconciliations of operating cash flow to operating income, the most directly comparable GAAP measure, are included in a table accompanying this release.

(5)
Free cash flow from continuing operations, which is defined as operating income, plus depreciation and amortization, impairment charges, stock compensation, financial income and cash income tax benefit, minus curtailment gains, financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (2) above. Reconciliations of free cash flow from continuing operations to operating income (loss), the most directly comparable GAAP measure, are included in a table accompanying this release. Changes in working capital, asset sales and discontinued operations are excluded.